Exhibit 99.1

FROM:	MSA (Mine Safety Appliances Company)
Ticker: MSA (NYSE)
Contact: Mark Deasy – (412) 967-3357

FOR IMMEDIATE RELEASE

William M. Lambert Elected CEO of MSA

MSA Board Also Elects John T. Ryan III as Non-Executive Chairman

PITTSBURGH, May 13, 2008 –The Board of Directors of MSA (NYSE: MSA), the global leader in sophisticated safety products, today announced the election of William M. Lambert to the position of President and Chief Executive Officer of the company, and John T. Ryan III to the position of non-executive Chairman. Mr. Lambert’s election is part of a planned management succession the company announced in March, 2007. Mr. Ryan, who will retire from MSA as an active full-time employee at the end of June, has served as MSA’s Chairman and CEO since 1991. Mr. Lambert, 50, is the eighth CEO of the 94-year-old Pittsburgh-based company and most recently served MSA as President and Chief Operating Officer.

“Since our management succession plan was announced, I have on many occasions expressed my desire to maintain a keen interest in MSA and be active as a director and shareholder,” Mr. Ryan said. “I am very pleased the Directors of MSA have expressed confidence in my ability to continue to serve the company in a new, non-executive capacity. I congratulate Bill on his election. He is a highly skilled leader, has contributed much to MSA in his 27 years with us and is very well qualified to lead the company going forward.” As Mr. Ryan steps down from his CEO responsibilities, he noted that a particular satisfaction of his is leaving with a high level of confidence in the management team MSA has built over the recent decade and a half. “Without question Bill will have an excellent team with whom to work in the years ahead, both at the executive level and at all positions throughout this organization in the many countries in which we have operations.”

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As President and CEO, Mr. Lambert will continue to oversee the implementation of many strategic initiatives across MSA’s global portfolio to drive the future performance of the company. “Our strategic focus worldwide is on enhancing MSA’s productivity, processes and reputation for product leadership, all of which are central in our effort to achieve new levels of customer loyalty,” Mr. Lambert said. “I am looking forward to this tremendous opportunity, with the support of John and the MSA Board, the strong global management team we have in place and our team of dedicated MSA associates throughout the world.”

Mr. Lambert joined MSA in 1981 as a Design Engineer where he developed and received a patent on the Quick-Fill® breathing apparatus accessory, an important MSA product to this day. Over his 27-year career with the company, he has served in a variety of capacities, including Product Line Manager for air-line respirators, Nuclear Industry Specialist, Project Engineer for self-contained breathing apparatus (SCBA) development, Director of Marketing for safety products and Vice President/General Manager of the company’s former Safety Products Division, before becoming President, North America.

Mr. Lambert received a master’s degree in Industrial Administration from Carnegie Mellon University in 1990 and a bachelor’s degree in Mechanical Engineering from Penn State University in 1980.

A registered professional engineer in Pennsylvania, Mr. Lambert is a Director of the Pittsburgh Civic Light Opera, the American Red Cross of Southwestern Pennsylvania, and the International Safety Equipment Association of Arlington, Va. He also serves as secretary for the National Fire Protection Association’s technical correlating committee on Fire and Emergency Services Protective Clothing and Equipment.

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Mr. Ryan’s grandfather, John T. Ryan, co-founded MSA in 1914 with George H. Deike. His father, John T. Ryan Jr., transformed the company into a truly world-wide concern as President and then Chairman of MSA from 1952 to 1990.

Under Mr. Ryan’s guidance, MSA has grown to a company with record sales of $990 million last year and more than 40 international locations. In 2007, he was recognized for his outstanding and life-long commitment to business ethics, as Mr. Ryan was named recipient of the first ever Excellence in Leadership Award presented by the University of Pittsburgh’s David Berg Center for Ethics and Leadership. As a follow-up to that honor, the entire company received the Pittsburgh Business Ethics Award in 2008 from the Pittsburgh chapter of the Society of Financial Service Professionals and the University of Pittsburgh.

(Note to local editors:)

Mr. Lambert, his wife Sandy, and their two children reside in Cranberry Township, Pennsylvania.

Mr. Ryan and his wife Catharine reside in the Squirrel Hill area of Pittsburgh. They have three children and four grandchildren.

Established in 1914, MSA is a global leader in the development, manufacture and supply of sophisticated safety products that protect people’s health and safety. Sophisticated safety products typically integrate any combination of electronics, mechanical systems and advanced materials to protect users against hazardous or life-threatening situations. The company’s comprehensive line of products is used by workers around the world in the fire service, homeland security, construction and other industries, as well as the military. Principal products include self-contained breathing apparatus, gas masks, gas detection instruments, head protection, respirators and thermal imaging cameras. The company also provides a broad range of consumer and contractor safety products through retail channels. These products are marketed and sold under the MSA Safety Works brand. MSA has annual sales of approximately $1 billion, manufacturing operations throughout the United States and Europe, and more than 40 international locations. Additional information is available on the company’s Web site at www.msanet.com.

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